Exhibit 99.1

12500 West Creek Parkway Richmond, VA 23238

NEWS RELEASE	Investor Contact:	Media Contact:

For Immediate Release July 31, 2017	Michael Neese Vice President, Investor Relations 804.287.8126 michael.neese@pfgc.com	Joe Vagi Manager, Corporate Communications 804.839.4995 joe.vagi@pfgc.com

Performance Food Group Company Appoints

Kimberly S. Grant to Board of Directors

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced that it has appointed Kimberly S. Grant as an independent director to serve on its Board of Directors effective as of July 31, 2017.

Ms. Grant serves as the Chief Executive Officer of ThinkFoodGroup, a global hospitality management company that owns and operates innovative dining concepts created by two-star Michelin awarded chef José Andrés. From June 2002 to June 2013, she served as the Chief Operations Officer and President for Ruby Tuesday Inc., a publicly traded restaurant company. In her role at Ruby Tuesday, Ms. Grant had direct P&L responsibility for more than 800 restaurants with $1.3 billion in revenues.

“Kimberly’s extensive background in the restaurant and hospitality industry combined with her operational and financial expertise will contribute significantly to our Board of Directors,” said Douglas M. Steenland, PFG’s Chairman of the Board. “We are pleased that she is joining our board and look forward to working closely with her.”

Ms. Grant holds a master’s degree in banking and financial services management from Boston University and a bachelor’s degree in hotel and restaurant management from Thomas Edison State University.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar and PFG Customized – Performance Food Group Company (PFG) markets and distributes more than 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The Company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the Company’s broad customer base. For more information, visit www.pfgc.com.

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